CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 16, 2015, with respect to the consolidated financial statements and internal control over financial reporting of FX Energy, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2014, which are incorporated by reference in this Prospectus and Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Prospectus and Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Salt Lake City, Utah
July 30, 2015